EXHIBIT 23.2


         We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated July 7, 1999, relating to the financial statements of Video Learning Systems, Inc., which appears in such Registration Statement and to all references to our firm therein.

/s/ Casey, Menden, Faust & Nelson, P.A.

CASEY, MENDEN, FAUST & NELSON, P.A.
Bloomington, Minnesota
August 9, 1999